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                                                                     EXHIBIT 5.1







                                February 2, 2001

Zila, Inc.
5227 N. 7th Street
Phoenix, AZ 85014-2800




             RE:      REGISTRATION STATEMENT ON FORM S-8

    Ladies and Gentlemen:

             We are familiar with the proceedings taken and proposed to be taken by Zila, Inc., a Delaware corporation (the "Company"), with respect to 2,000,000 shares of Common Stock, par value $.001 per share (the "Shares"), of the Company to be offered and sold from time to time pursuant to the Company's Employee Stock Purchase Plan (the "Plan"). As counsel for the Company, we have assisted in the preparation of a Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission to effect the registration of the Shares under the Securities Act of 1933, as amended.

             In this connection, we have examined the Amended and Restated Articles of Incorporation and Bylaws of the Company, records of proceedings of the Board of Directors and stockholders of the Company, and such other records and documents as we have deemed necessary or advisable to render the opinion contained herein. Based upon our examination and inquiries, we are of the opinion that the Shares, when issued pursuant to the terms and conditions of the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

             We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement described above.

                                                  Very truly yours,

                                                  /s/ Christian J. Hoffman, III
                                                      -------------------------
                                                      Christian J. Hoffmann, III
                                                      For the Firm